                                                                     EXHIBIT 2.1







                            STOCK PURCHASE AGREEMENT

                                  by and among

                            VERTEX INTERACTIVE, INC.,

                           DATA CONTROL SYSTEMS, INC.

                                       and

                 THE STOCKHOLDERS OF DATA CONTROL SYSTEMS, INC.


                            LISTED ON ANNEX 1 HERETO

                            Dated as of March 1, 2000

         STOCK PURCHASE AGREEMENT dated as of March 1, 2000 (the "Agreement"), among Vertex Interactive, Inc., a New Jersey corporation ("Vertex"), Data Control Systems, Inc., a New York corporation ("DCS"), and the stockholders of DCS listed on Annex 1 hereto (collectively, the "Stockholders").


                                   WITNESSETH:

         WHEREAS, DCS is engaged in the business of the provision of pick to light warehouse management systems (the "Business");

         WHEREAS, the Boards of Directors of Vertex and DCS have determined that it is advisable and in the best interests of their respective stockholders for Vertex to acquire DCS by purchasing all of the issued and outstanding shares of capital stock of DCS from the Stockholders, subject to the conditions set forth herein;

         WHEREAS, the Stockholders also own DCS Capital Corp., a New Jersey corporation ("DCSCC") whose only assets are cash and accounts receivable, which will be merged with and into DCS prior to the Closing Date (as defined herein); and

         WHEREAS, the Stockholders desire that Vertex acquire DCS pursuant to such stock acquisition transaction and that DCS thereby become a wholly-owned subsidiary of Vertex;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Vertex, DCS and the Stockholders hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 Defined Terms.

         As used herein, the terms below shall have the following meanings:

         "Affiliate" of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Ancillary Agreements" means the Indemnification Escrow Agreement, the Employment Agreements, the Noncompetition Agreements and all other agreements required hereunder to consummate the transactions contemplated hereby.

         "Assets" means the right, title and interest of DCS in and to each of its properties, assets and rights of any kind, whether tangible or intangible, real or personal, including without limitation the right, title and interest in the following:

                  (a)      all Contracts and Contract Rights;

                  (b)      all Fixtures and Equipment;

                  (c)      all Inventory;

                  (d)      all Books and Records;

                  (e)      all Proprietary Rights;

                  (f)      all Permits;

                  (g) all return and other rights under or pursuant to all warranties, representations and guarantees made by suppliers and other third parties in connection with the Assets or services furnished to such Person;

                  (h) all cash, accounts receivable, deposits and prepaid expenses; and

                  (i)      all goodwill.

         "Balance Sheet" means the consolidated balance sheet of DCS as of the Balance Sheet Date.

         "Balance Sheet Date" means November 30, 1999.

         "Benefit Arrangement" means any employment, consulting, severance or other similar employee related contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for welfare insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Internal Revenue Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by DCS or any ERISA Affiliate or under which DCS or any ERISA Affiliate has incurred any liability, and (c) covers any employee or former employee of DCS or any ERISA Affiliate (with respect to their relationship with such any entity).

         "Books and Records" means (a) all product, business and marketing plans, sales and promotional literature and artwork relating to the Assets or the Business, (b) all books, records, lists, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals and operating records of every kind relating to the Assets or the Business (including records and lists of customers, distributors, suppliers and personnel) and (c) all telephone and fax numbers used in the Business, in each case whether maintained as hard copy or stored in computer memory and whether owned by DCS or its Affiliates.

         "Business" means the business and operations of DCS, consisting of the provision of pick to light warehouse management systems.

         "Closing" has the meaning set forth in Section 2.1(b).

         "Closing Date" means the date of the Closing.

         "Consents" means any and all Permits and any and all consents, approvals or waivers from third parties that are required for the consummation of the transactions contemplated by this Agreement.

         "Contract Rights" means all rights and obligations under the Contracts.

         "Contracts" means all agreements, contracts, leases (whether for real or personal property), purchase orders, undertakings, covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, obligations and commitments to which DCS is a party or by which DCS or any of the Assets are bound or affected, whether written or oral.

         "Court Order" means any judgment, decision, consent decree, injunction, ruling or order of any foreign, federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable law.

         "DCS Material Adverse Effect" or "DCS Material Adverse Change" means a Material Adverse Effect with respect to DCS, the Business or the Assets.

         "Default" means (a) a breach of or default under any Contract, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

         "Employee Plans" means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

         "Employees" means all officers and directors of DCS and all other Persons employed by DCS on a full or part-time basis as of the relevant date.

         "Employment Agreements" shall mean the Employment Agreements between Vertex and Messrs. Buccola, Klausner and Callahan in substantially the form attached hereto as Exhibit A.

         "Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction,


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


conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

         "Environment" shall mean ambient air, surface water, groundwater, surface or subsurface soil or other geologic media, sediment and all plants and wildlife present therein or thereon.

         "Environmental Claims" means any notices, notifications, directives, citations, summonses, orders, complaints, assessments, liens, claims, demands, suits, or causes of action (collectively "Claims") in whole or in part relating to, arising under or issued or asserted pursuant to Environmental Laws or Environmental Conditions. By way of example only (and not by way of limitation), Environmental Claims shall include Claims for or relating to: (i) any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), lost use of property or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws, (ii) violations of or obligations under any contract related to Environmental Laws or Environmental Conditions between DCS and any other person, (iii) actual or threatened damages to natural resources, (iv) nuisance or its statutory equivalent, (v) the recovery of sampling, monitoring, remediation or response costs, or the performance of investigations, sampling, monitoring, remediation or response or remedial actions under any Environmental Laws, (vi) requirements to implement "corrective action" pursuant to any Environmental Laws, including without limitation any order or permit issued pursuant to the Resource Conservation and Recovery Act, as amended ("RCRA"), or similar provisions of applicable state law, (vii) requirements to effect compliance with Environmental Laws, (viii) restitution, contribution, or indemnity, (ix) fines, penalties or liens of any kind against property related to or arising under or pursuant to Environmental Laws or Environmental Conditions, (x) injunctive relief or other orders or notices of violation from any Governmental Authority, and (xi) exposure to or injury from Environmental Conditions.

         "Environmental Conditions" means the contamination or pollution of the Environment, including without limitation such contamination or pollution relating to or arising out of the use, handling, storage, treatment, recycling, generation or transportation of Hazardous Substances, or the Release or threatened Release of Hazardous Substances to the Environment. With respect to Environmental Claims by third parties including any Governmental Authority, Environmental Conditions shall also include the exposure of persons to Hazardous Substances at the work place or the exposure of persons or property to Hazardous Substances migrating from or otherwise emanating from or located on property owned or occupied by DCS .

         "Environmental Laws" means all applicable federal, state, regional, county, district and local laws, statutes, ordinances, decisional law, rules, regulations, codes, orders, decrees, consent orders, judgments, notices, permits, or common law relating to pollution, damage to or protection of the Environment, the Release or threatened Release of Hazardous Substances into the Environment, Environmental Conditions, or the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Substances. Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic


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Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, RCRA, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.) ("ISRA"), the New Jersey Spill Compensation and Control Act (N.J.S.A. 58:10-23.11, et seq.) (the "Spill Act"), the New Jersey Water Pollution Control Act (N.J.S.A. 58:10A-1 et seq.), the New Jersey Sanitary Landfill Facility Closure and Contingency Fund Act (N.J.S.A. 13:1E-100 et seq.), the New Jersey Underground Storage of Hazardous Substances Act (N.J.S.A. 58:10A-21 et seq.), the New Jersey Toxic Catastrophe Prevention Act (N.J.S.A. 13:1K-19 et seq.), and the New Jersey Environmental Rights Act, N.J.S.A. 2A:35A-1 et seq. ("ERA").

         "Environmental Reports" means any and all written reports, workplans, proposals, recommendations, audits, field and laboratory data, analyses, summaries or explanations, in the possession or control of DCS, relating to (a) any Environmental Conditions in, on or about the Facilities, or (b) DCS's compliance with Environmental Laws.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any entity which is a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, DCS as set forth in Section 414(b), (c), (m) or (o) of the Code.

         "Escrow Agent" means the escrow agent under the Escrow Agreement, or any successor agent designated in accordance with the terms of the Escrow Agreement.

         "Facilities" means all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property and related facilities owned, controlled or leased by DCS in connection with the operation of the Business, including without limitation the Facilities identified or listed on Schedule 3.8(b).

         "Financial Statements" means (a) the compiled, combined balance sheets of DCS and DCSCC as of November 30, 1998 and 1999 and the related statements of income, changes in stockholders' equity and cash flows, of DCS and DCSCC for the years then ended, together with the report of Jay Fox, CPA thereon, and (b) the combined balance sheets of DCS and DCSCC as of February 29, 2000 and the related statements of income, changes in stockholders' equity and cash flows, of DCS and DCSCC for the three months then ended.

         "Fixtures and Equipment" means all of the furniture, fixtures, furnishings, machinery, computer hardware, and other tangible personal property owned by DCS, wherever located and including any such Fixtures and Equipment in the possession of any of DCS's respective suppliers or other vendors.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the


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

accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the facts and circumstances on the date of determination.

         "Governmental Authority" means any nation or government, any state, county, city, locality, municipality or political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board or commission.

         "Hazardous Substances" means any materials, substances, pollutants, contaminants, chemicals and wastes (whether solids, liquids, or gases) that are carcinogenic, flammable, explosive, radioactive, infectious, ignitable, corrosive, reactive, toxic or hazardous or that are listed, defined or included under, or subject to regulation, control or remediation under, Environmental Laws.

         "Indemnification Escrow Agreement" shall have the meaning provided in
Section 2.7 and be in substantially the form attached hereto as Exhibit B.

         "Inventory" means all merchandise owned and intended for resale and all raw materials, work in process, finished goods, wrapping, supply and packaging items and similar items, whether or not located on the premises, on consignment to a third party, or in transit or storage.

         "knowledge" or "to the knowledge" of a party (or similar phrases) means matters (i) which are actually known by such party or (ii) which, based on facts of which such party is aware, would be known to a reasonable Person in similar circumstances; provided, however, that representations and warranties contained herein that are qualified as to the knowledge of DCS or its stockholders shall be deemed to refer to and include the knowledge only of the Stockholders.

         "Liability" means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

         "Material Adverse Effect" or "Material Adverse Change" or a similar phrase means, with respect to any Person, any material adverse effect on or change with respect to (i) the business, operations, assets (taken as a whole), liabilities (taken as a whole), condition (financial or otherwise) or results of operations, of such Person and its Subsidiaries, taken as a whole, or (ii) the right or ability of such Person to consummate any of the transactions contemplated hereby.

         "Multiemployer Plan" means any "multiemployer plan," as defined in
Section 4001(a)(3) or 3(37) of ERISA, which (a) DCS or any ERISA Affiliate contributes to or is required to contribute to, or under which DCS or any ERISA Affiliate may reasonably be expected to incur any liability and (b) covers any employee or former employee of DCS or any ERISA Affiliate (with respect to their relationship with any such entity).

         "NJDEP" means the New Jersey Department of Environmental Protection, its divisions, subdivisions and bureaus.


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

         "Noncompetition Agreements" shall mean the Noncompetition Agreement between Vertex and each of the Stockholders in substantially the form attached hereto as Exhibit C.

         "Permitted Encumbrances" means (a) liens for Taxes or governmental charges or claims (i) not yet due and payable, or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (b) statutory liens of landlords, liens of carriers, warehouse persons, mechanics and material persons and other liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable, or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (c) liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, and (d) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case, which do not interfere with the ordinary conduct of business of DCS and do not materially detract from the value of the property upon which such encumbrance exists.

         "Permits" means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority that are required under law, including, without limitation, Environmental Laws, for the conduct or operation of the Business or ownership of the Assets.

         "Person" means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority or any similar entity.

         "Proprietary Rights" means all (a) U.S. and foreign patents, patent applications, patent disclosures and improvements thereto, including petty patents and utility models and applications therefor, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications for registration thereof, (c) U.S. and foreign copyrights and registrations and applications for registration thereof, (d) U.S. and foreign mask work rights and registrations and applications for registration thereof, if any, (e) Trade Secrets, (f) copies and tangible embodiments thereof (in whatever form or medium) and (g) licenses granting any rights with respect to any of the foregoing.

         "Regulations" means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation energy, motor vehicle safety, public utility, zoning, building and health codes, Environmental Laws, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

         "Related Party" means (i) any of DCS's officers, directors and Stockholders, and any spouse, children or siblings of any such officers, directors or Stockholders, and (ii) any Affiliate


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of any of the foregoing Persons.

         "Release" means intentional or unintentional release, burial, deposit, discharge, spill, leaking, pumping, pouring, emitting, emptying, injection, disposal or dumping into the Environment.

         "Representative" of any Person means any officer, director, principal, attorney, agent, employee or other representative of such Person.

         "Subsidiary" means, with respect to any Person, (a) any corporation of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members to the board of directors, or other persons performing similar functions with respect to such corporation, is held, directly or indirectly, by such Person, (b) any partnership or limited liability company of which (i) such Person is a general partner or managing member or (ii) such person possesses a 50% or greater interest in the total capital or total income of such partnership or limited liability company.

         "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

         "Taxes" mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, license, net worth, payroll, franchise and transfer and recording, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign, including any federal, state, county, local or foreign government or any subdivision or taxing agency thereof (including a U.S. possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

         "Trade Secrets" means all trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information).

         "Transmittal Letter" has the meaning set forth in Section 2.9 hereof.

         "Vertex Material Adverse Effect" means a Material Adverse Effect with respect to Vertex.

         "Welfare Plan" means any "employee welfare benefit plan" as defined in
Section 3(1) of ERISA, which (a) DCS or any ERISA Affiliate maintains, administers, contributes to or is


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required to contribute to, or under which DCS or any ERISA Affiliate has incurred any liability and (b) covers any employee or former employee of DCS or any ERISA Affiliate (with respect to their relationship with any such entity).

         1.2 Certain Additional Defined Terms.

                  Term:                                                Defined in Section:
                  Actions.......................................................3.16
                  Agreement.....................................................Recitals
                  Certificates..................................................2.9(a)
                  Claim.........................................................9.2(b)
                  Claim Notice..................................................9.2(b)
                  Code..........................................................Recitals
                  Damages.......................................................9.2(a)
                  DCS...........................................................Recitals
                  DCS Closing Certificate.......................................7.1
                  DCS Indemnifying Parties......................................9.2(a)(iv)
                  DCS Stock.....................................................Recitals
                  Indemnification Escrow Amount.................................2.3
                  Indemnified Party.............................................9.2(b)
                  Indemnifying Party............................................9.2(b)
                  Leased Property...............................................3.8(c)
                  Proposed Acquisition Transaction..............................5.4
                  Salary Table..................................................3.18(d)
                  Stockholders..................................................Recitals
                  Stockholder Indemnified Parties...............................9.2(a)
                  Stockholder's Closing Certificate.............................7.1
                  Surviving Corporation.........................................2.1(a)
                  Third-Party Claim.............................................9.2(b)
                  Total Consideration...........................................2.6(d)
                  Vertex........................................................Recitals
                  Vertex Closing Certificate....................................6.1
                  Vertex Indemnified Parties....................................9.2(a)

         1.3 Interpretation Provisions.

                  (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term "or" is disjunctive but not necessarily exclusive. The terms "include" and "including" are not limiting and mean "including without limitation."

                  (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.


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

                  (c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

                  (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

                  (e) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.

                  (f) The annexes, schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

                                    ARTICLE 2

                           PURCHASE AND SALE OF STOCK

         2.1 Purchase and Sale; Closing.

                  (a) Purchase and Sale; Purchase Price. On the Closing Date and upon the terms and subject to all of the conditions set forth herein, each Stockholder agrees to sell to Vertex, and Vertex agrees to purchase, all shares of issued and outstanding capital stock of DCS owned by such Stockholder, as reflected on Schedule 3.2(a) hereto (all such shares sold to Vertex by all Stockholders pursuant hereto collectively, the "Shares"), for the purchase price of Seventy One Thousand Two Hundred Fifty Dollars $71,250 per share, or an aggregate purchase price for all Shares of Fourteen Million Dollars ($14,250,000.00) (the "Aggregate Purchase Price").

                  (b) Closing. Unless this Agreement shall have been terminated pursuant to Section 10.1, and subject to the satisfaction or waiver, if permissible, of the conditions set forth in Articles 6 and 7, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place (i) at the offices of McCarter & English, LLP as promptly as practicable (and in any event within five business days) after satisfaction or waiver, if permissible, of the conditions set forth in Articles 6 and 7 or (ii) at such other time, date or place as Vertex and DCS may mutually agree.

                  (c) Deliveries at Closing. At the Closing, (i) subject to the escrow provisions set forth in Section 2.3 hereof, Vertex shall deliver to each Stockholder a wire transfer in the amount of $3,206,250 (ii) each Stockholder shall deliver to Vertex the stock certificate or certificates evidencing the Shares sold by such Stockholder to Vertex pursuant hereto, duly endorsed for transfer to Vertex or accompanied by blank stock powers, and (iii) DCS and each Stockholder (each a "DCS Party," and collectively, the "DCS Parties") shall deliver to Vertex, and Vertex shall deliver to the appropriate DCS Party or DCS Parties, all other items referenced in Section 8.1 hereof, and such other certificates, instruments, agreements and other documents as may be reasonably requested by Vertex or the DCS Parties, as the case may be.

         2.2 DCS Working Capital; Working Capital Adjustment. (a) As of March 1, 2000, the working capital of DCS, defined as the amount by which (x) the sum of DCS' cash, cash equivalents and net accounts receivable as of such date, exceed
(y) DCS' total current liabilities as of such date ("Working Capital"), as determined in accordance with GAAP, shall be not less than $1,716,772 (the "Target Working Capital"). Not later than two business days prior to the Closing Date, DCS shall deliver to Vertex a preliminary statement of DCS' estimated Working Capital as of March 1, 2000 as determined in accordance with GAAP, demonstrating to the reasonable satisfaction of Vertex that the foregoing condition has been met. On the Closing Date, DCS shall deliver to Vertex an officer's certificate, signed by the President and Chief Financial Officer of DCS, certifying that (A) on and as of the Closing Date, the Working Capital of DCS is adequate for DCS' reasonably foreseeable needs, and (B) since March 1, 2000, there has been no dividend or other distribution, or other payment outside of the ordinary course of business, paid or declared to be paid to any Stockholder, except as permitted by Section 2.4.

                   (b) Within 45 days after the Closing Date, the Stockholders shall cause DCS's regularly retained accounting firm to prepare and deliver to Vertex and the Stockholders a final statement of DCS' Working Capital as of March 1, 2000, as determined in accordance with GAAP (the "Final Working Capital Statement"). Vertex shall have 15 days following receipt of the Final Working Capital Statement to notify the Stockholders in writing of any dispute with respect thereto. In the event of such a notification, Vertex and the Stockholders shall negotiate in good faith to resolve the dispute. If they are unable to resolve such dispute within 15 days after the commencement of such negotiations, a firm of independent certified public accountants of national reputation reasonably acceptable to Vertex, on the one hand, and a majority of the Stockholders, on the other hand, shall be retained to resolve such dispute. The determination of such accounting firm shall be final and binding upon all parties. Vertex, on the one hand, and the Stockholders, on the other hand, shall share the costs and expenses of retaining such accounting firm equally as between them.

                   (c) Upon completion of the Final Working Capital Statement in the manner described in paragraph (b) of this Section 2.2, the Aggregate Purchase Price shall be subject to adjustment in the following manner: if the Target Working Capital of DCS shall exceed the Working Capital of DCS as reflected on the Final Working Capital Statement, the Aggregate Purchase Price shall be decreased, dollar for dollar, by the amount of such excess, and each Stockholder shall promptly pay to Vertex his pro rata share of the amount of such excess. If the Working Capital as reflected on the Final Working Capital Statement shall exceed the Target Working Capital, the Aggregate Purchase Price shall be increased, dollar for dollar, by the amount of the difference, and such increase in the Aggregate Purchase Price shall promptly be paid to the Stockholders. All obligations of the Stockholders under this clause may be satisfied out of the Indemnification Escrow Amount (as defined below).

         2.3 Indemnification Escrow. At the Closing, Vertex shall deliver to the Escrow Agent the aggregate sum of One Million Four Hundred Twenty Five Thousand Dollars ($1,425,000.00), constituting 10% of the Aggregate Purchase Price (the "Indemnification Escrow Amount"), which sum shall be deducted, on a pro rata basis, from the purchase price payable to each Stockholder by Vertex pursuant to
Section 2.1 hereof. The Indemnification Escrow Amount, together with any earnings on or accretions thereto, shall be held by the Escrow Agent pursuant to the terms of the Indemnification Escrow Agreement.

         2.4 Stockholder Expenses. The Stockholders shall be solely obligated to pay all fees and expenses that may be incurred by DCS and the Stockholders in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the fees and disbursements of outside counsel and auditors to DCS and any other agents, consultants and experts specially employed by DCS and/or the Stockholders in connection with the transactions contemplated hereby, but such fees and expenses may be paid by the Company and treated as an account payable for purposes of Section 2.2(a).

         2.5 Taking of Necessary Action; Further Action. Each of Vertex, DCS and each Stockholder will take all such reasonable lawful action as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement as promptly as practicable. If, at any time after the Closing Date, any such further action is necessary or desirable to carry out the purposes of this Agreement, to vest Vertex with full right, title and possession to all the property, rights, privileges, power and franchises of DCS and to vest the Stockholders with full right, title and (subject to the terms hereof) possession of Aggregate Purchase Price provided in Section 2.1 hereof, the officers and directors of Vertex and DCS immediately prior to the Closing Date are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                    ARTICLE 3

           REPRESENTATIONS AND WARRANTIES OF DCS AND THE STOCKHOLDERS

         As an inducement to Vertex to enter into this Agreement, DCS and each Stockholder hereby makes, jointly and severally, as of the date hereof and as of the Closing Date, the following representations and warranties to Vertex:

         3.1 Organization of DCS. DCS is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. DCS has full corporate power and authority to conduct the Business as it is presently being conducted and to own or lease, as applicable, the Assets owned or leased by it. DCS is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of the Business or the ownership of its properties and where the failure to be so qualified would have a DCS Material Adverse Effect. Each jurisdiction in which DCS is qualified to do business as a foreign corporation is set forth in Schedule 3.1.

         3.2 Capitalization of DCS.

             (a) As of the date of this Agreement, there are 200 shares of DCS Stock authorized under its Certificate of Incorporation, all of which are issued and outstanding. DCS has no other capital stock authorized, issued or outstanding. Schedule 3.2(a) sets forth the name of each holder of shares of DCS Stock, as well as the number of shares of DCS Stock held by each such holder.

             (b) As of the date of this Agreement, DCS has not issued any options or created an option plan for its employees.

             (c) There are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of DCS. No shares of capital stock of DCS are reserved for issuance.

             (d) All outstanding shares of DCS Stock are validly issued, fully paid and non-assessable. All outstanding shares of DCS Stock have been issued in compliance with all federal and state corporate and securities laws.

             (e) Other than the transactions contemplated by this Agreement, there is no outstanding vote, plan, pending proposal or right of any Person to cause any redemption of DCS Stock or the merger or consolidation of DCS with or into any other entity.

         3.3 Stockholders' Agreements, Etc. Except as set forth on Schedule 3.3, there are no stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the capital stock of DCS.

         3.4 Authorization. DCS has all necessary corporate or other power and authority to enter into this Agreement and the Ancillary Agreements to which DCS is a party and has taken all corporate, shareholder or other action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by DCS, and this Agreement is, and upon execution and delivery each of the Ancillary Agreements to which DCS is a party will be, a valid and binding obligation of DCS, enforceable against DCS in accordance with its terms, except that enforceability may be limited by the effect of (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors or (b) general principals of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         3.5 Officers and Directors. Schedule 3.5 contains a true, correct and complete list of all the officers and directors of DCS.

         3.6 Bank Accounts. Schedule 3.6 contains a list of all of DCS's bank accounts, safe deposit boxes, and persons authorized to draw thereon or have access thereto.

         3.7 Subsidiaries, Etc.

             DCS has no Subsidiaries nor any equity investment in any Person.

         3.8 Real Property.

             (a) General. DCS leases all real property necessary for the conduct of its business as presently conducted.

             (b) Owned Real Property. DCS does not own any real property.

             (c) Leased Real Property. Schedule 3.8(c) sets forth all Leases pursuant to which Facilities are leased by DCS (as lessee), true and correct copies of which have been delivered to Vertex. Such Leases constitute all Leases, subleases or other occupancy agreements pursuant to which DCS occupies or uses Facilities (the "Leased Property"). With respect to each such parcel of Leased Property none of DCS or to the knowledge of DCS, any third party has entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any person the right to use or occupy such Leased Property or any portion thereof or interest therein and DCS has not received notice of any pending or threatened special assessment relating to such Leased Property. Each leased Facility is supplied with utilities necessary for the operation of such Facility.

         With respect to each Lease listed on Schedule 3.8(c), except as set forth on Schedule 3.8(c), (i) there has been no material Default under any such Lease by DCS thereto or, to the knowledge of DCS, by any other party, (ii) the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not cause a material Default under any such Lease, although it may give rise to a requirement that the Landlord's prior consent be obtained, (iii) such Lease is a valid and binding obligation of DCS, is in full force and effect with respect to DCS and is enforceable against DCS in accordance with its terms, except as the enforceability thereof may be limited by (1) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (2) general principles of equity, whether considered in a proceeding at law or in equity, (iv) no action has been taken by DCS no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than DCS or any party thereto without the consent of DCS, under any such Lease that is material to DCS, (v) no party has repudiated in writing any term thereof or threatened in writing to terminate, cancel or not renew any such Lease that is material to DCS thereto and (vi) DCS thereto has not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased property subject thereto (or any portion thereof).

         3.9 Personal Property.

             (a) General. DCS owns or leases all personal property Assets necessary for the conduct of its business as presently conducted, and the personal property Assets (taken as a whole) are in such operating condition and repair (subject to normal wear and tear) as is necessary for the conduct of its business as presently conducted.

             (b) Owned Personal Property. Schedule 3.9(b) lists all personal property owned by DCS. DCS has good and marketable title to all such personal property owned by it, free and clear of any and all Encumbrances other than Permitted Encumbrances. With respect to each such item of personal property (i) there are no Leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use of any portion of such item of personal property (except licenses of Proprietary Rights in the ordinary course of business), (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of personal property or any portion thereof or interest therein and (iii) there are no parties (other than DCS) who are in possession of or who are using any such item of personal property.

             (c) Leased Personal Property. Subject to the agreements of the Stockholders set forth in Section 5.7 hereof, Schedule 3.9(c) lists all personal property which is leased by DCS. DCS is not a party to any Lease for personal property involving annual payments in excess of $25,000.

             With respect to each Lease listed on Schedule 3.9(c), (i) there has been no material Default under any such Lease by DCS or, to the knowledge of DCS by any other party, (ii) the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not cause a material Default under any such Lease, (iii) such Lease is a valid and binding obligation of DCS is in full force and effect with respect to DCS and is enforceable against DCS in accordance with its terms, except as the enforceability thereof may be limited by (1) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (2) general principles of equity, whether considered in a proceeding at law or in equity, (iv) no action has been taken by DCS and no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than DCS without the consent of DCS under any such Lease that is material to DCS (v) no party has repudiated in writing any term thereof or threatened in writing to terminate, cancel or not renew any such Lease that is material to DCS and (vi) subject to the agreements of the Stockholders set forth in Section 5.7 hereof, DCS has not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased property subject thereto (or any portion thereof).

         3.10 Environmental Matters.

                  (a) DCS is in compliance with all Environmental Laws applicable to, and all Permits required under Environmental Laws to conduct, its business as it is currently being conducted or proposed to be conducted, except for such non-compliance that would not have a Material Adverse Effect. All such Permits are listed on Schedule 3.10. DCS has not received any notice to the effect that, or otherwise has knowledge that, DCS is not in compliance in any material respect with, or is in violation of, any such Environmental Laws or Permits. DCS has not taken any action during the previous five years that would, to the knowledge of DCS or any Stockholder, constitute a violation of any Environmental Laws.

                  (b) DCS has not received written notification of any Environmental Claims against DCS or any of the Facilities, nor has DCS received any written notification of any allegation of any actual, or potential responsibility or liability for, or any inquiry or investigation regarding, any Release or threatened Release at any location of any Hazardous Substance generated, used, handled, stored, disposed of or transported by or on behalf of DCS.

                  (c) To the knowledge of DCS, there have been no Releases of Hazardous Substances by DCS on, at, under or into any of the Facilities other than such Releases as are authorized by Environmental Laws including, without limitation, the Permits. In addition, to the knowledge of DCS, there have been no Releases by DCS or any of its corporate predecessors on, at, under or into any real property in the vicinity of any of the Facilities other than such Releases as are authorized by Environmental Laws;

                  (d) DCS is not a party, whether as a direct signatory or as successor, assignee or third-party beneficiary, or otherwise bound, to any Lease or other Contract (excluding insurance policies disclosed on the Schedules) under which DCS is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions or Environmental Laws.

                  (e) DCS has not released any other person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

                  (f) There are no consent decrees, consent orders, judgments, judicial or administrative orders or agreements (other than Permits) with or liens by, any Governmental Authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate or bind DCS.

                  (g) To the knowledge of DCS, there are no Environmental
Reports.

                  (h) The Standard Industrial Classification number of the business operations that have been conducted by DCS at the Facilities, as determined pursuant to the guidelines set forth in the Standard Industrial Classification Manual issued by the Office of Management and Budget in the Executive Office of the President of the United States (1987 ed.), is 7373.

         3.11 Contracts.

                  (a) Disclosure. Schedule 3.11 sets forth a complete and accurate list of all of the Contracts of the following categories:

                      (i) Contracts not made in the ordinary course of business;

                      (ii) Manufacturing or joint development agreements;

                      (iii) License agreements or royalty agreements, whether DCS is the licensor or licensee thereunder;

                      (iv) Confidentiality and non-disclosure agreements (whether DCS is the beneficiary or the obligated party thereunder);

                      (v) Customer orders or sales contracts under which the customer is to make a payment after the date hereof of $10,000 or more;

                      (vi) Contracts or commitments involving future expenditures or Liabilities, actual or potential, in excess of $10,000 after the date hereof or otherwise material to the Business or the Assets;

                      (vii) Contracts or commitments relating to commission arrangements with others;

                      (viii) Employment contracts, consulting contracts and severance agreements, including contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers or directors of DCS or (B) that will result in the payment by, or the creation of any liability of DCS, the Stockholders or Vertex to pay any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

                      (ix) Indemnification agreements;

                      (x) Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether DCS the borrower, lender or guarantor thereunder (excluding credit provided by DCS in the ordinary course of business to purchasers of its products and obligations to pay vendors in the ordinary course of business and consistent with past practice);

                      (xi) Contracts containing covenants limiting the freedom of DCS or any officer, director, Employee or Affiliate of DCS to engage in any line of business or compete with any Person that relates directly or indirectly to the Business;

                      (xii) Any Contract with the federal, state or local government or any agency or department thereof;

                      (xiii) Any Contract with a Related Party;

                      (xiv) Leases of real or personal property involving annual payments of more than $10,000; and

                      (xv) Any other Contract under which the consequences of a Default or termination would reasonably be expected to have a Material Adverse Effect on DCS, individually or in the aggregate.

             (b) Availability; Summary. Complete and accurate copies of all of the Contracts listed on Schedule 3.11, including all amendments and supplements thereto, have been made available to Vertex. DCS has included as part of
Schedule 3.11 a brief summary of the material terms of each oral Contract.

             (c) Absence of Defaults. All of the Contracts are valid, binding and enforceable in accordance with their terms with no existing (or to the knowledge of DCS or any of the Stockholders, threatened) Default or dispute. DCS has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of such Contracts. To the knowledge of DCS or any of the Stockholders, all parties to such Contracts have complied in all material respects with the provisions thereof, no party is in Default thereunder and no notice of any claim of Default has been given to DCS or any of the

Stockholders. None of the Stockholders or DCS has any reason to believe that the products or services called for by any executory Contract cannot be supplied in accordance with the terms of such Contract, including time specifications, and has no reason to believe that any unfinished Contract will, upon performance by DCS result in a loss to DCS.

             (d) Product Warranty. To its knowledge, except as set forth on
Schedule 3.11, DCS has committed no act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of DCS, with respect to products designed, manufactured, assembled, sold, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date, other than in the ordinary course of business.

         3.12 No Conflict or Violation; Consents. Except as set forth on
Schedule 3.12, none of the execution, delivery or performance of this Agreement or any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby, nor compliance by DCS or any Stockholder with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the governing documents of DCS, (b) violate, conflict with, or result in a breach of or constitute a Default (with or without notice or passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any Encumbrance upon any of its respective assets under any Contract, (c) violate any applicable Regulation or Court Order or (d) impose any Encumbrance on any Assets or the Business. Except as set forth on Schedule 3.12, no notices to, declaration, filing or registration with, approvals or Consents of, or assignments by, any Persons (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by DCS in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

         3.13 Permits. Schedule 3.13 sets forth a complete list of all material Permits, all of which are as of the date hereof, and will be as of the Closing Date, in full force and effect. DCS has, and at all times has had, all material Permits required under any applicable Regulation in its operation of the Business or in its ownership of the Assets. DCS is not in Default, nor has DCS, received any notice of any claim of Default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and, except as set forth on Schedule 3.13, will not be adversely affected by the completion of the transactions contemplated by this Agreement or the Ancillary Agreements.

         3.14 Financial Statements; Books and Records.

              Except as described in Schedule 3.14:

              (a) The Financial Statements are complete, are in accordance with the Books and Records, fairly present the Assets and Liabilities of DCS and financial condition and results of operations indicated thereby in accordance with GAAP consistently applied throughout the periods covered thereby.

              (b) The Books and Records, in reasonable detail, accurately and fairly reflect the activities of DCS and the Business and have been provided to Vertex for its inspection.

              (c) DCS has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the Books and Records.

              (d) The stock records and minute books of DCS that are made available to Vertex fully reflect all minutes of meetings, resolutions and other material actions and proceedings of their respective stockholders and boards of directors and all committees thereof, all issuances, transfers and redemption's of capital stock of which DCS or the Stockholders are aware and contain true, correct and complete copies of their respective Certificate of Incorporation and Bylaws and all amendments thereto through the date hereof.

         3.15 Absence of Certain Changes or Events. Except as set forth on
Schedule 3.15, since the Balance Sheet Date there has not been any:

              (a) Material Adverse Change with respect to DCS;

              (b) failure to operate the Business in the ordinary course so as to use its commercially reasonable efforts to preserve the Business intact and to preserve the continued services of its Employees and the goodwill of suppliers, customers and others having business relations with DCS.

              (c) resignation or termination of any officer or Employee, or, except as set forth in the Salary Table, any increase in the rate of compensation payable or to become payable to any officer, Employee or Representative of DCS, including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such Person, or the addition to, modification of, or contribution to any Employee Plan;

              (d) payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or the Assets to, or entering into of any Contract with, any Related Party except (i) directors' fees and (ii) compensation to Employees at the rates disclosed pursuant to Section 3.18(d).

              (e) sale, assignment, license, transfer or Encumbrance of any of the Assets, tangible or intangible, singly or in the aggregate, other than sales of products and services in the ordinary course of business and consistent with past practice;

              (f) new Contracts, or extensions, modifications, terminations or renewals thereof, except for Contracts entered into, modified or terminated in the ordinary course of business and consistent with past practice;

              (g) actual or threatened termination of any material customer account or group of accounts or actual or threatened material reduction in purchases or royalties payable by any such customer or occurrence of any event that is likely to result in any such termination or reduction;

              (h) disposition or lapsing of any Proprietary Rights of DCS, in whole or in part, or any disclosure of any trade secret, process or know-how to any Person not an Employee other than in the ordinary course of business;

              (i) change in accounting methods or practices by DCS;

              (j) revaluation by DCS of any of the Assets, including writing off notes or accounts receivable other than for which adequate reserves have been established;

              (k) damage, destruction or loss (whether or not covered by insurance) with a Material Adverse Effect on the Assets, the Business or the prospects of DCS;

              (l) declaration, setting aside or payment of dividends or distributions in respect of any capital stock of DCS or any redemption, purchase or other acquisition of any equity securities of DCS;

              (m) issuance or reservation for issuance by DCS of, or commitment of it to issue or reserve for issuance, any shares of capital stock or other equity securities or obligations or securities convertible into or exchangeable for shares of capital stock or other equity securities;

              (n) increase, decrease or reclassification of the capital stock of DCS;

              (o) amendment of the Certificate of Incorporation or Bylaws of DCS;

              (p) capital expenditure or execution of any lease or any incurring of liability therefor by DCS, involving payments in excess of $10,000 in the aggregate;

              (q) failure to pay any material obligation of DCS when due;

              (r) cancellation of any indebtedness or waiver of any rights of substantial value to DCS, except in the ordinary course of business and consistent with past practice;

              (s) indebtedness incurred by DCS for borrowed money or any commitment to borrow money entered into by DCS, or any loans made or agreed to be made by DCS;

              (t) liability incurred by DCS except in the ordinary course of business and consistent with past practice, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

              (u) payment, discharge or satisfaction of any Liabilities of DCS other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of Liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

              (v) acquisition of any equity interest in any other Person; or

              (w) agreement by DCS to do any of the foregoing.

         3.16 Liabilities. DCS has no Liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) Liabilities which are reflected and properly reserved against in the Financial Statements, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and (iii) liabilities arising under the Contracts (other than obligations which are required to be reflected on a balance sheet prepared in accordance with GAAP) set forth on Schedule 3.11 or which are not required to be disclosed on such Schedule and which have arisen or been incurred in the ordinary course of business. None of the Liabilities described in this Section
3.16 relates to any breach of Contract, breach of warranty, tort, infringement or violation of law or arose out of any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, investigation or dispute (collectively, "Actions"). The reserves set forth on the Balance Sheet for Liabilities are reasonable.

         3.17 Litigation. There is no Action, pending or, to the knowledge of DCS or any Stockholder, threatened in writing or orally (i) against, relating to or affecting DCS, any of the Assets or any of its officers and directors as such, (ii) which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby or by the Ancillary Agreements or (iii) with respect to which there is a reasonable likelihood of a determination which would prevent DCS or any of the Stockholders from consummating the transactions contemplated hereby. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting DCS, the Business or any of the Assets. Schedule 3.17 contains a complete and accurate description of all Actions since December 31, 1997 to which DCS has been a party or which relate to any of the Assets or their respective officers or directors as such, or any such Actions which were settled prior to the institution of formal proceedings, other than Actions brought by DCS for collection of monies owed in the ordinary course of business. No representation is made in this Section 3.17 with respect to matters covered in
Section 3.23 (Tax matters).

                  3.18 Labor Matters.

                  (a) DCS is not a party to any labor agreement with respect to its Employees with any labor organization and has not experienced any attempt by organized labor or its representatives to make DCS conform to demands of organized labor relating to its Employees or to enter into a binding agreement with organized labor that would cover the Employees of DCS. There is no unfair labor practice charge or complaint against DCS pending before the National Labor Relations Board or any other governmental agency arising out of DCS's activities, and none of DCS or any Stockholder has any knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending or threatened against DCS nor is any grievance currently being asserted against it, and DCS has not experienced a work stoppage or other labor difficulty. There are no material controversies pending or, to the knowledge of DCS, threatened, between DCS and any of its Employees, and none of DCS or any Stockholder is aware of facts which could reasonably result in any such controversy.

                  (b) DCS each in material compliance with all applicable Regulations respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar taxes, and none of them are engaged in any unfair labor practice. DCS is not liable for any claims for past due wages or, to the best of its knowledge, any penalties for failure to comply with any of the foregoing.

                  (c) DCS has not entered into any severance or similar arrangement in respect of any present or former Employee that will result in any obligation (absolute or contingent) of Vertex, DCS to make any payment to any present or former Employee following termination of employment or upon consummation of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or vesting of any other rights of any Person to benefits under any Employee Plans.

                  (d) Attached hereto as Schedule 3.18 is a list of the names of all present Employees. DCS has provided Vertex with a table setting forth the current salary or hourly wages and other compensation payable by DCS to each of its Employees (the "Salary Table").

         3.19     Employee Benefit Plans.

                  (a) Schedule 3.19 contains a true and complete list of each "employee pension benefit plan," as defined in Section 3(2) of the ERISA ("Pension Plan"), Welfare Plan, and each bonus, incentive or deferred compensation, severance, termination or other separation benefits, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, fringe benefits or payroll practices, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that is maintained, sponsored, or contributed to by DCS or any ERISA Affiliate for the benefit of any employee or former employee of the Company.

                  (b) True and complete copies of each of the following documents have been delivered by DCS to Vertex: (i) each Employee Plan (and, if applicable, related trust agreements, annuity contracts or other funding instruments) which covers current or former employees of DCS (with respect to their relationship with DCS) or with respect to which DCS has any liability to current or former employees under any such plan which is terminated, and all amendments thereto, all summary plan descriptions, summary of material modifications (as defined in ERISA) and all written interpretations and descriptions thereof which DCS generally has distributed to participants therein and a complete description of any Employee Plan which is not in writing, (ii) the most recent determination letter issued by the Internal Revenue Service and any opinion letter (if any) issued by the Department of Labor with respect to each Pension Plan and each voluntary employees' beneficiary association as defined under Section 501(c)(9) of the Code (other than a Multiemployer Plan) which covers or has covered employees of DCS (with respect to their relationship with DCS), (iii) with respect to each Pension Plan, all material written communications received from or sent to the IRS, including a request for a compliance certificate under the IRS Voluntary Compliance Program (or similar program), or an application under the IRS Closing Agreement Programs with respect to any of the Plans, or the Department of Labor, (iv) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan or Welfare Plan which covers employees of DCS (with respect to their relationship with DCS) or with respect to which DCS has any liability to current or former employees, (v) all actuarial reports, if any, prepared for the last three plan years for each Pension Plan which covers or has covered employees of DCS (with respect to their relationship with DCS), and (vi) a description setting forth the amount of any liability of DCS as of the Closing Date for payments more than thirty (30) calendar days past due with respect to any Welfare Plan.

                  (c) Each of the Employee Plans that is intended to meet the requirements of Section 401(a) and, where applicable, Section 401(k) of the Code has received a favorable determination letter as to its qualification under the Code (or such a letter has been or will be applied for prior to expiration of the applicable remedial amendment period), no such determination letter has been revoked and, to the Stockholders' knowledge nothing has occurred, whether action or failure to act, which would could reasonably be expected to cause the loss of such qualification or which could reasonably be expected to result in a Material Adverse Effect on the Company under the IRS' Closing Agreement Program, Voluntary Compliance Resolution Program or Administrative Policy Regarding Self Correction.

                  (d) Neither DCS nor its ERISA Affiliates maintains, sponsors, or contributes to any single employer plan within the meaning of Section 4001(a)(15) of ERISA and no Employee Plan is or has been subject to Section 412 of the Code or Section 301 or Title IV of ERISA.

                  (e) Multiemployer Plans. Neither DCS nor any ERISA Affiliate has any liability with respect to a Multiemployer Plan, and no liability will arise or be imposed on DCS or any ERISA Affiliate under, or with respect to, any Multiemployer Plan.

                  (f) Welfare Plans.

                                    (i) Each Welfare Plan which currently covers
employees or former employees of DCS (with respect to their relationship with DCS) currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including, without limitation, ERISA and the Code.

                                    (ii) Except as required by Section 4980B of
the Code or Part 6 of Title 1, Subtitle B of ERISA, none of DCS, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of DCS or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and each such plan contains provisions which permit DCS or an ERISA Affiliate to amend or terminate any such benefit plan or such Welfare Plan.

                                    (iii) Each Welfare Plan which currently
covers employees or former employees of DCS (with respect to their relationship with DCS) or with respect to which DCS has any liability to current or former employees and which is a "group health plan," as defined in Section 607(1) of ERISA, presently complies in all material respects with and has been operated in compliance in all material respects with provisions of Part 6 of Title I, Subtitle B of ERISA and Sections 162(k) and 4980B of the Code at all times.

                                    (iv) Neither DCS or any ERISA Affiliate has,
at any time, maintained, contributed to or had any obligation to maintain or contribute to any Welfare Plan that is a "multiemployer plan," as defined in
Section 3(37) of ERISA.

                  (g) Benefit Arrangements. Each Benefit Arrangement presently complies and has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including, without limitation, the Code. Except as provided by law or in any employment agreement set forth on Schedule 3.19, the Employment Agreements or the Noncompetition Agreements, the employment of all persons presently employed or retained by DCS is terminable at will.

                  (h) With respect to each Employee Plan which is a Pension Plan, (i) all required contributions which are due for all periods ending prior to or as of the Closing have been made, and (ii) all such contributions which are not due as of the Closing have been properly accrued to the extent required by GAAP, including the bonuses accrued in 1999 and set forth in Schedule 3.19(h).

                  (i) Other than the payment of benefits when due, (i) no material liability has been or is expected to be incurred by DCS, or any ERISA Affiliate (either directly or indirectly, including as a result of an indemnification obligation) under or pursuant to ERISA or the penalty, excise tax, or joint and several liability provisions of the Code relating to Employee Plans that could, following the Closing, become or remain a liability of DCS or the Surviving Corporation or become a liability of Vertex or any Employee Plan established or contributed to by Vertex and, (ii) to DCS' Knowledge, no event, transaction or condition has occurred or exists that could result in any such liability to DCS or, following the Closing, Vertex, or the Surviving Corporation.

                  (j) Unrelated Business Taxable Income; Unpaid Contributions. No Employee Plan (or trust or other funding vehicle pursuant thereto) has incurred any liability under Code Section 511. Neither DCS nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Employee Plan.

                  (k) Deductibility of Payments. There is no contract, agreement, plan or arrangement covering any employee or former employee of DCS (with respect to such employee's relationship with DCS ) that, individually or collectively, requires the payment by DCS of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

                  (l) Fiduciary Duties and Prohibited Transactions. None of DCS or any plan fiduciary of any Welfare Plan or Pension Plan has engaged in, or has any liability in respect of, any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under

Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA so as to create any liability of DCS or any Employee Plan. DCS has not participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan, and DCS has not been assessed any civil penalty under Section 502(l) of ERISA.

                  (m) Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim (other than routine claims for benefits), suit, litigation, proceeding, arbitration proceeding, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending or, to the knowledge of DCS , anticipated or threatened against DCS, any ERISA Affiliate or any Employee Plan.

                  (n) No Amendments. Neither DCS nor any ERISA Affiliate has announced to employees, former employees, consultants or directors an intention to create, or otherwise created, a legally binding commitment to adopt any additional Employee Plan which is intended to cover employees or former employees of DCS (with respect to their relationship with DCS ) or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of DCS (with respect to their relationship with DCS).

                  (o) Insurance Contracts. None of DCS or any Employee Plan (other than a Multiemployer Plan) holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

                  (p) No Acceleration or Creation of Rights. Neither the execution and delivery of this Agreement or the Ancillary Agreements by DCS nor the consummation of the transactions contemplated hereby or the related transactions will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

                  (q) Severance Arrangements. Except with respect to the Employment Agreements and the Noncompetition Agreements, DCS is not a party to any severance or similar arrangement in respect of any Employees that will result in any obligation (absolute or contingent) of DCS or Vertex after the Closing to make any payment to any of such Employees following the consummation of the transactions contemplated by this Agreement or termination of employment.

                  (r) To the knowledge of DES, neither DCS nor any of its ERISA Affiliates is in violation of any workers compensation or similar laws. All workers compensation claims filed against the DCS are set forth and described in
Schedule 3.19(r).

         3.20 Transactions with Related Parties. Except for employment agreements and other compensation arrangements disclosed on Schedule 3.20, to the knowledge of DCS, or any Stockholder, no Related Party has (a) borrowed or loaned money or other property to DCS which has not been repaid or returned, (b) any contractual or other claims, express or implied, of any kind whatsoever against DCS or (c) any interest in any property used by DCS.

         3.21 Compliance with Law. To the best of its knowledge, DCS has conducted the Business in material compliance with all applicable Regulations and Court Orders. Neither DCS nor any Stockholder has received any notice to the effect that, or has otherwise been advised that, DCS is not in compliance with any such Regulations or Court Orders.

         3.22     Intellectual Property.

                  (a) General. Schedule 3.22 sets forth with respect to Proprietary Rights of DCS (i) for each patent and patent application, including petty patents and utility models and applications therefor, as applicable, the number, normal expiration date, title and priority information for each country in which such patent has been issued, or, the application number, date of filing, title and priority information for each country, (ii) for each trademark, tradename or service mark, whether or not registered, the date first used, the application serial number or registration number, the class of goods covered, the nature of the goods or services, the countries in which the names or mark is used and the expiration date for each country in which a trademark has been registered, (iii) for each copyright for which registration has been sought, whether or not registered, the date of creation and first publication of the work, the number and date of registration for each country in which a copyright application has been registered, (iv) for each mask work, whether or not registered, the date of first commercial exploitation and if registered, the registration number and date of registration, (v) a description of all Trade Secrets and (vi) all such Proprietary Rights in the form of licenses. True and correct copies of all Proprietary Rights (including all pending applications, application related documents and materials and written materials relating to Trade Secrets) owned, controlled or used by or on behalf of DCS or in which DCS has any interest whatsoever have been provided or made available to Vertex.

                  (b) Adequacy. The Proprietary Rights of DCS are all those necessary for the normal conduct of the Business as presently conducted and as presently contemplated, including the design, manufacture and sale of all products currently under development, planned for development or in production.

                  (c) Royalties and Licenses. DCS has no obligation to compensate any Person for the use of any of its Proprietary Rights nor, except in the ordinary course of business, has DCS granted to any Person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not.

                  (d) Ownership. DCS owns or has a valid right to use its Proprietary Rights, and such Proprietary Rights will not cease to be valid rights of DCS or by reason of the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. The patents are valid and in full force and effect and are not subject to any fines, maintenance fees or Actions falling due within 90 days after the Closing Date.

                  (e) Absence of Claims. None of DCS, or any Stockholder (A) has received any notice alleging, invalidity with respect to any of the Proprietary Rights of DCS or (B) has received any notice of alleged infringement of any rights of others due to any activity by DCS. To the knowledge of DCS, or any Stockholder, DCS's use of its Proprietary Rights in its past, current and planned products do not and would not infringe upon or otherwise violate the valid rights of any third party anywhere in the world. No other Person (i) has notified DCS, or any Stockholder that it is claiming any ownership of or right to use any of DCS's Proprietary Rights or (ii) to the knowledge of DCS or any Stockholder, is infringing upon any such Proprietary Rights in any way.


                  (f) Protection of Proprietary Rights. All of the pending applications for DCS's Proprietary Rights have been duly filed.

         3.23     Tax Matters.

                  (a) Filing of Tax Returns. DCS has timely filed with the appropriate taxing authorities all Tax Returns in respect of Taxes required to be filed through the date hereof. The Tax Returns filed are complete and accurate in all material respects. Except as specified in Schedule 3.23, neither DCS requested any extension of time within which to file Tax Returns in respect of any Taxes. DCS has delivered to Vertex complete and accurate copies of federal, state and local Tax Returns of DCS (if separate Tax Returns were filed) for the years ended December 31, 1998, 1997 and 1996.

                  (b) Payment of Taxes. All Taxes due from DCS or for which DCS could be liable (whether or not shown on any Tax Return), in respect of periods (or portions thereof) beginning before the Closing Date have been timely paid or an adequate reserve (in conformity with GAAP) has been established therefor, as set forth in Schedule 3.23 or the Financial Statements, and DCS has no material Liability for Taxes in excess of the amounts so paid or reserves so established. All Taxes that DCS is required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate governmental authorities to the extent due and payable.


                  (c) Audits, Investigations or Claims. No deficiencies for Taxes of DCS have been claimed, proposed or assessed by any taxing or other governmental authority. There are no pending audits, assessments or other Actions for or relating to any Liability in respect of Taxes of DCS, and there are no matters under discussion with any governmental authorities, with respect to Taxes that are likely to result in an additional Liability for Taxes. Audits of federal, state and local Tax Returns by the relevant taxing authorities have been completed for the periods set forth on Schedule 3.23 and, except as set forth in such Schedule, neither DCS has been notified that any taxing authority intends to audit a Tax Return for any other period. No extension of a statute of limitations relating to Taxes is in effect with respect to DCS.

                  (d) Lien. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any of the Assets.

                  (e) Tax Elections. All elections with respect to Taxes affecting DCS, or its Assets as of the date hereof are set forth on DCS's latest Tax Returns or on Schedule 3.23. DCS (i) has not consented at any time under
Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any Assets; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any Asset as owned by another Person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; or (v) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

                  (f) Prior Affiliated Groups. DCS (i) has not ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined consolidated or unitary state or local return, or (ii) has no liability for the taxes of any other Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract, or otherwise.

                  (g) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving DCS after the Closing Date, DCS shall not be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

                  (h) Partnerships. DCS has no interest in or is subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for federal income tax purposes. DCS is not a successor to any other Person by way of merger, reorganization or similar transaction.

                  (i) No Withholding. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

         3.24 Insurance. Subject to the agreements of the Stockholders set forth in Section 5.7 hereof, Schedule 3.24 contains a complete and accurate list of all policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided and any pending claims thereunder) of which DCS is the owner, insured or beneficiary. DCS is not in Default under any of such policies or binders, and has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect by DCS through the Closing Date.

         3.25 Accounts Receivable. The accounts and notes receivable reflected in the Balance Sheet, and all accounts or notes receivable arising since the Balance Sheet Date, represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date of recording thereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. To the knowledge of DCS all such receivables are fully collectible in the ordinary course of business except to the extent of an amount not in excess of the reserve for doubtful accounts reflected on the Balance Sheet and additions to such reserves as reflected on the Books and Records.

         3.26 Inventory. Except as set forth on Schedule 3.26, the value at which the Inventory is shown on the Balance Sheet has been determined in accordance with the normal valuation policy of DCS, consistently applied and in accordance with GAAP. The Inventory (and the specific items acquired or manufactured subsequent to the Balance Sheet Date) consists only of items of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete or slow moving material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided, and the present quantity of all Inventory is reasonable in the present circumstances of the Business. Schedule 3.26 contains a complete and accurate list of all Inventory as of the Balance Sheet Date and the addresses at which the Inventory is located.

         3.27 Purchase Commitments and Outstanding Bids. (a) All accepted and unfulfilled orders for the sale of Inventory entered into by DCS and the aggregate of all Contracts for the purchase of supplies by DCS were made in the ordinary course of business. There are no claims against DCS to return in excess of an aggregate of $10,000 of merchandise by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable. To the knowledge of DCS or any Stockholder, there is no outstanding bid, proposal, contract or unfilled order of DCS which will or would, if accepted, result in a net loss to DCS.

                  (b) Schedule 3.27 references the discontinued manufacture of an integral part of DCS' light assembly. DCS will be able to redesign the affected light module in such time frame, not to exceed 12 months from the date hereof, as will enable DCS to fill customer orders without interruption resulting from the discontinued part, for aggregate costs of $100,000 or less incurred by DCS in connection with such redesign and the related integration of the redesigned module into DCS' light assembly.

         3.28 Customers and Suppliers. Schedule 3.28 sets forth a complete and accurate list of the names and addresses of all customers who purchased from DCS during its last fiscal year showing the approximate total sales in dollars to each such customer during such fiscal year; and (ii) the five suppliers with the greatest dollar volume of sales to DCS during the last fiscal year showing the approximate total purchases in dollars by DCS from each such supplier during such fiscal year. Since the Balance Sheet Date, there has been no DCS Material Adverse Change in the business relationship of DCS with any customer or supplier named on Schedule 3.28. Neither DCS has not received any written communication from any customer or supplier named on Schedule 3.28 of any intention to return, terminate or materially reduce purchases from or supplies to DCS.

         3.29 Brokers; Transaction Costs. Except as specified on Schedule 3.29 hereto, neither

 DCS nor any Stockholder has entered into or will enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of Vertex or DCS, pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

         3.30 No Other Agreements to Sell DCS or the Assets. None of DCS or any Stockholder has any legal obligation, absolute or contingent, to any other Person to sell the Assets (other than Inventory in the ordinary course of business) or to sell any capital stock of DCS or to effect any merger, consolidation or other reorganization of DCS or to enter into any agreement with respect thereto, except pursuant to this Agreement.

         3.31 Material Misstatements or Omissions. No representations or warranties by DCS or any Stockholder in this Agreement or any Ancillary Agreement to which it is a party or in any document, written information, exhibit, statement, certificate or schedule heretofore or hereinafter furnished by DCS or such Stockholder, Vertex pursuant hereto, or in connection with the transactions contemplated by this Agreement or by such Ancillary Agreements contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.


                                   ARTICLE 3A

                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

         As an inducement to Vertex to enter into this Agreement, each Stockholder hereby makes, severally, and not jointly, as of the date hereof and as of the Closing Date with respect to itself only, the following representations and warranties to Vertex:

         3A.1 Authorization. This Agreement has been duly executed and delivered by each Stockholder and is, and upon the execution and delivery thereof each Ancillary Agreement to which it is a party will be, a valid and binding obligation of each Stockholder, enforceable against each Stockholder in accordance with its terms, except that enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         3A.2 No Conflict or Violation; Consents. None of the execution, delivery or performance of this Agreement or any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby, nor compliance by any Stockholder with any of the provisions hereof or thereof, will (a) violate, conflict with, or result in a breach of or constitute a Default (with or without notice of passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any Encumbrance upon any of its respective assets under, any Contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which any Stockholder is a party or by which any Stockholder is bound or to which any of its assets are subject or (b) violate any applicable Regulation or Court

Order. Except as set forth on Schedule 3A.2, no notices to, declaration, filing or registration with, approvals or Consents of, or assignments by, any Persons (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by any Stockholder in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

         3A.3 Ownership of DCS Stock; Title. The number of shares of DCS Stock held by each Stockholder is accurately set forth on Schedule 3.2(a) and all of such shares of DCS Stock are lawfully owned of record and, except as set forth on Schedule 3A.3, beneficially owned by such Stockholder, free and clear of any Encumbrances. Except as set forth on Schedule 3A.3, the DCS Shares held by such Stockholder are not subject to any stockholder agreement, voting trust, proxy or other agreement or understanding with respect to or concerning the purchase, sale or voting of such DCS Stock.


                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF VERTEX

         As an inducement to DCS and each of the Stockholders to enter into this Agreement, Vertex hereby makes, as of the date hereof, and as of the Closing Date, the following representations to DCS and the Stockholders:

         4.1 Organization. Vertex is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Vertex has full corporate power and authority to conduct its business as it is presently being conducted and to own or lease, as applicable, the assets owned or leased by it.

         4.2 Authorization. Vertex has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and has taken all action necessary to consummate the transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Vertex, and this Agreement is, and upon execution and delivery each of the Ancillary Agreements to which Vertex is a party will be, a valid and binding obligation of Vertex enforceable against Vertex in accordance with its terms, except that enforceability may be limited by the effect of (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         4.3 No Conflict or Violation; Consents. None of the execution, delivery or performance of this Agreement or any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby, nor compliance by Vertex with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of Vertex's governing documents to the extent applicable, (b) violate, conflict with, or result in a breach of or constitute a Default (with or without notice of passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any Encumbrance upon any of its assets under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which Vertex is a party or by which Vertex is bound or to which its assets are subject, (c) violate any Regulation or Court Order applicable to Vertex, or (d) impose any Encumbrance on any assets of Vertex. Except as set forth on Schedule 4.3, no notices to, declaration, filing or registration with, approvals or Consents of, or assignments by, any Persons (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by Vertex in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

         4.4 Employee Benefit Plans. Vertex agrees to provide to DCS's employees, for a period of at least one year following the Closing, employee benefits and employee benefit plans that are not materially less favorable than those currently provided by DCS to its employees (provided, however, that nothing herein shall be construed as an obligation by Vertex to maintain the employment of any employee of DCS following the Closing).


                                    ARTICLE 5

                        ACTIONS BY DCS, THE STOCKHOLDERS
                         AND VERTEX PRIOR TO THE CLOSING

         DCS, the Stockholders and Vertex, each as indicated below, covenant and agree as follows for the period from the date hereof through the Closing Date (or as otherwise expressly specified):

         5.1 Conduct of Business. From the date hereof through the Closing, DCS and the Stockholders shall, except as contemplated by this Agreement, or as consented to by Vertex in writing, operate the Business in the ordinary course of business and in accordance with past practice and will not take any action inconsistent with this Agreement, the Ancillary Agreements or the consummation of the Closing. Without limiting the generality of the foregoing, DCS shall not and the Stockholders shall not cause DCS to, except as specifically contemplated by this Agreement or as consented to by Vertex in writing:

                  (a) incur any indebtedness for borrowed money, or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for obligations of any other Person;

                  (b) issue or commit to issue any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities, including, without limitation, any options to acquire capital stock;

                  (c) declare or incur any obligation to pay any dividend on its capital stock or make or incur any obligation to make any distribution or redemption with respect to capital stock;

                  (d) make any change to DCS's Certificate of Incorporation or Bylaws;

                  (e) except as contemplated by Section 5.7 below, mortgage, pledge or otherwise encumber any Assets or sell, transfer, license or otherwise dispose of any Assets except for the licensing of DCS's products and services in the ordinary course of business and consistent with past practice;

                  (f) cancel, release or assign any indebtedness owed to it or any claims or rights held by it, except in the ordinary course of business and consistent with past practice;

                  (g) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person in an amount in excess of $10,000;

                  (h) except as contemplated by Section 5.7 below, terminate any material Contract or make any change in any material Contract except in the ordinary course of business;

                  (i) Other than in the ordinary course of business, and consistent with the Company's Practice of granting raises in April, enter into or modify any employment Contract; pay any compensation to or for any Employee, officer or director pay or agree to pay any bonus, incentive compensation, service award or other like benefit; or enter into or modify any other Employee Plan;

                  (j) except as contemplated by Section 5.7 below, enter into or modify any Contract with a Related Party;

                  (k) make any change in any method of accounting or accounting practice;

                  (l) fail to pursue the development and introduction of new products and technology advances in connection with the Business on a basis consistent with past practice;

                  (m) fail to comply with all Regulations applicable to the Assets and the Business consistent with past practices;

                  (n) fail to use its commercially reasonable efforts to (i) maintain the Business, (ii) retain the Employees so that such Employees will remain available to Vertex on and after the Closing Date (provided that DCS shall not be required by this Section 5.1(n) to enter into any employment agreement with any Employee), (iii) maintain existing relationships with suppliers and customers and others having business dealings with DCS and (iv) otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date; or

                  (o) do any other act which would cause any representation or warranty of DCS or Stockholders in this Agreement to be or become untrue in any material respect or that is not in the ordinary course of business consistent with past practice.

         5.2 Investigation by Vertex. From the date hereof through the Closing Date, DCS shall afford the Representatives of Vertex and its Affiliates access upon reasonable notice and at all reasonable times to its Business for the purpose of inspecting the same, and to its officers, Employees and Representatives, properties, Books and Records, Contracts and other Assets, and shall furnish Vertex and its Representatives, upon reasonable notice and in a timely manner, all financial, operating and other data and information (including with respect to Proprietary Rights) as Vertex or its affiliates, through their respective Representatives, may reasonably request.

         5.3 Notification of Certain Matters. DCS and the Stockholders, on the one hand, and Vertex, on the other hand, shall give prompt notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Each party shall promptly notify the other of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could reasonably be expected to result in a DCS Material Adverse Effect.

         5.4 No Mergers, Consolidations, Sale of Stock, Etc. Neither DCS nor any Stockholder will, directly or indirectly, (a) solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to (i) the sale or exchange of DCS's, capital stock, (ii) the merger of DCS with, or the direct or indirect disposition of a significant amount of the Assets or the Business to, any Person other than Vertex or its Affiliates or
(iii) the licensing of DCS's Proprietary Rights to any Person other than in the ordinary course of business consistent with past practice or (b) provide any assistance or any information to or otherwise cooperate with any Person in connection with any such inquiry, proposal or transaction. DCS and the Stockholders hereby represent that neither DCS, nor any Stockholder is now engaged in discussions or negotiations with any party other than Vertex with respect to any transaction of the kind described in clauses (a) (i) through (a)
(iii) of the preceding sentence (a "Proposed Acquisition Transaction"). DCS and each Stockholder agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which any of them is a party. DCS and the Stockholders shall (w) immediately notify Vertex (orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Proposed Acquisition Transaction, (x) promptly notify Vertex of the terms of any proposal which it may receive in respect of any such Proposed Acquisition Transaction, including, without limitation, the identity of the prospective purchaser or soliciting party, (y) promptly provide Vertex with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (z) keep Vertex informed of the status of such offer and the offeror's efforts and activities with respect thereto.

         5.5 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, in each case both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) to use their respective best efforts to cause the acquisition to qualify, and will not take any actions which to their knowledge could reasonably be expected to prevent the acquisition from qualifying, as a reorganization under the provisions of Section 368(a) of the Code, (iii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder and (iv) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective reasonable efforts (A) to obtain any necessary Consents (including, without limitation, all filings required to be made under the HSR Act with respect to this Agreement and the transactions contemplated hereby) (B) to give all notices to, and make all registrations and filings with third parties, including submissions of information requested by governmental authorities and (C) to fulfill all other conditions to this Agreement. Notwithstanding the foregoing, (y) no amendment or modification shall be made to any Contract to obtain any required Consent without the prior written consent of Vertex and (z) no party hereto or any of their respective Affiliates shall be required to sell, transfer, divest or otherwise dispose of any of its respective business, assets or properties in connection with this Agreement or any of the transactions contemplated hereby.

         5.6 ISRA. Prior to the Closing Date, DCS shall obtain from the NJDEP a Letter of Non-Applicability ("LNA") stating that none of the Facilities is an "industrial establishment" as such term is defined under ISRA. The form and content of the application submitted to obtain such LNA shall be satisfactory to Vertex.

         5.7 Covenants and Agreements of Stockholders With Respect to Certain Automobile Lease Obligations and Insurance. (a) Notwithstanding anything to the contrary contained herein, DCS and the Stockholders understand and agree that Vertex does not hereby, and will not, assume and pay the obligations of DCS under the automobile leases referenced on Schedule 3.9(c) hereto, except for the three automobile lease obligations referenced thereon as being assumed by Vertex (collectively, the "Assumed Automobile Leases"). All obligations and liabilities of DCS and/or any Stockholder under all automobile leases identified on Schedule 3.9(c) other than the Assumed Automobile Leases shall be expressly assumed in writing by the respective Stockholders (allocated among themselves in whatever manner they shall deem appropriate and set forth in writing in the instrument of assumption) from and after March 1, 2000, and the Stockholders shall, at or prior to the Closing, provide Vertex with evidence reasonably satisfactory to Vertex of such assumption of liabilities and obligations (or, in the alternative, of the termination of the related leases). At the Closing, each Stockholder shall reimburse Vertex for his respective share (based upon the allocation set forth in the instrument of assumption described above) of the aggregate pro rata amount of all lease payments previously made by DCS under all leases listed on Schedule 3.9(c) (other than the Assumed Automobile Leases) for the period commencing on March 1, 2000 and ending on the Closing Date.

                  (b) Notwithstanding anything to the contrary contained herein, and intending to be consistent with the covenants and agreements set forth in paragraph (a) of this Section 5.7, DCS and the Stockholders understand and agree that Vertex does not hereby, and will not, assume and pay insurance premiums under (i) automobile insurance policies referenced on Schedule 3.24 relating to any automobiles other than those to which the Assumed Automobile Leases relate (the "Covered Automobiles"); or (ii) "package and umbrella" insurance coverage referenced on Schedule 3.24 with respect to any company or person other than DCS and DCS Capital Corp. (the "Covered Company") . At or prior to the Closing, the Stockholders shall provide Vertex with evidence reasonably satisfactory to Vertex of either (i) the removal of all automobiles other than the Covered Automobiles and all persons other than the Covered Company from coverage under the relevant insurance policies referenced on Schedule 3.24 from and after March 1, 2000, or (ii) the respective agreements of the Stockholders to pay their pro rata shares (as reasonably determined by Vertex's insurance consultant), as and when due, of all premium payments due and payable by DCS with respect to all automobiles other than the Covered Automobiles and all persons other than the Covered Company. At the Closing, each Stockholder shall reimburse Vertex for his respective share (based upon the allocation set forth in the instrument of assumption described in paragraph (a) of this Section 5.7) of the aggregate pro rata amount of all insurance premium payments previously made by DCS under all automobile insurance policies and all "package and umbrella" coverage identified on Schedule 3.24 (other than with respect to the Covered Automobiles and the Covered Company) for the period commencing on March 1, 2000 and ending on the Closing Date.



                                    ARTICLE 6

              CONDITIONS TO DCS's AND THE STOCKHOLDERS' OBLIGATIONS

         The obligations of DCS and the Stockholders to complete the related transactions contemplated by this Agreement are subject, in the discretion of DCS and the Stockholders, to the satisfaction, on or prior to the Closing Date, of each of the following conditions or the waiver of such conditions by DCS and the Stockholders:

         6.1 Representations, Warranties and Covenants. All representations and warranties of Vertex contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Vertex shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date. There shall be delivered to DCS and the Stockholders a certificate signed by a senior officer of Vertex to the foregoing effect ("Vertex Closing Certificate").

         6.2 Consents. All Consents, approvals and waivers from governmental authorities necessary to consummate the transactions contemplated hereby and by the Ancillary Agreements shall have been obtained.

         6.3 No Court Orders. No Action by any court, governmental authority or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and by the Ancillary Agreements. There shall not be any Regulation or Court Order that makes the acquisition of the DCS Stock contemplated hereby illegal or otherwise prohibited.

         6.4 Closing Documents. Vertex shall have delivered to the Stockholders the documents and other items described in Section 8.2 and such other documents and items as DCS or the Stockholders may reasonably require.

         6.5 No Actions or Court Orders. No Action by any court, governmental authority or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and by the Ancillary Agreements and which could reasonably be expected to damage Vertex, the Assets or the Business materially if the transactions contemplated hereby or thereby are consummated, including any Material Adverse Effect on the right or ability of Vertex to own, operate or transfer DCS after the Closing. There shall not be any Regulation or Court Order that makes the acquisition of the DCS Stock contemplated hereby illegal or otherwise prohibited or that otherwise may have a Vertex Material Adverse Effect.


                                    ARTICLE 7

                       CONDITIONS TO VERTEX'S OBLIGATIONS

         The obligations of Vertex to complete the related transactions contemplated by this Agreement are subject, in the discretion of Vertex, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, or the waiver of such conditions by Vertex:

         7.1 Representations, Warranties and Covenants. All representations and warranties of DCS and each Stockholder contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and DCS and each of the Stockholders shall have performed in all material respects all agreements and covenants required hereby to be performed prior to or at the Closing Date. There shall be delivered to Vertex a certificate signed by the President and the Chief Financial Officer of DCS ("DCS Closing Certificate") and each Stockholder to the foregoing effect (each, a "Stockholder's Closing Certificate").

         7.2 Consents. All required third party consents under Contracts, which consents are listed on Schedule 3.12 hereto, have been obtained.

         7.3 No Actions or Court Orders. No Action by any court, governmental authority or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and by the Ancillary Agreements and which could reasonably be expected to damage Vertex, the Assets or the Business materially if the transactions contemplated hereby or thereby are consummated, including any Material Adverse Effect on the right or ability of Vertex to own, operate or transfer DCS after the Closing. There shall not be any Regulation or Court Order that makes the acquisition of the DCS Stock contemplated hereby illegal or otherwise prohibited or that otherwise may have a DCS Material Adverse Effect.

         7.4 Closing Documents. DCS and/or the Stockholders, as the case may be, shall have delivered to Vertex the documents and other items described in
Section 8.1 and such other documents and items as Vertex may reasonably require.

         7.5 Resignations of Directors and Officers. DCS shall cause each director and officer of DCS holding office prior to the Closing to tender his or her resignation prior to the Closing

Date, with each such resignation to be effective as of the Closing Date.

         7.6 Delivery of Certificates. Each Stockholder shall have delivered to Vertex the Certificate or Certificates representing shares of DCS Stock held by such stockholder, duly endorsed for transfer to Vertex or accompanied by blank stock powers, together with an executed counterpart signature page to the Indemnification Escrow Agreement and to the Noncompetition Agreement and the Employment Agreement (if any) to which such Stockholder is a party.

         7.7 Financing. Vertex shall have secured financing for the Aggregate Purchase Price on such commercially reasonable terms as shall be satisfactory to it, in its sole discretion.

         7.8 Tax Matters. No new elections with respect to Taxes, or changes in current elections with respect to Taxes, affecting DCS shall have been made after the date of this Agreement without the prior written consent of Vertex.

         7.9 Letter of Non-Applicability. DCS shall have secured a Letter of Non-Applicability from the NJDEP stating that none of the Facilities is an "industrial establishment" as such term is defined under ISRA (provided, however, that the failure to have obtained such Letter of Non-Applicability shall not itself constitute a failure to fulfill this condition to Closing unless such failure is due to a determination by NJDEP that the Facilities do constitute industrial establishments).

         7.10 Termination of Certain Agreements. DCS and/or the Stockholders, as the case may be, shall have terminated, and shall have paid or satisfied, prior to, or simultaneously with, the Closing, all obligations and liabilities of any of them (or, in the case of obligations and liabilities of the Stockholders, shall pay or satisfy such obligations and liabilities out of their respective proceeds from the sale of the Shares) under, (i) all agreements with DCS' lenders with respect to credit lines or other financial commitments, and shall have no outstanding payment or other obligations with respect thereto, and (ii) all agreements with finders, brokers and investment bankers relating to the transactions contemplated hereby or any other transactions involving DCS or its affiliates (whether or not consummated) prior to the Closing Date.


                                    ARTICLE 8

                                     CLOSING

On the Closing Date:

         8.1 Deliveries by DCS and the Stockholders to Vertex. DCS and each Stockholder, as applicable, shall deliver (or cause to be delivered) to Vertex:

                  (a) the Ancillary Agreements, duly executed by each party thereto other than Vertex;

                  (b) any Consents required to be obtained by DCS or the Stockholders;

                  (c) the DCS Closing Certificate and each of the Stockholder's Closing Certificates;

                  (d) an opinion of Greenberg Traurig, counsel to DCS and the Stockholders, dated as of the Closing Date, in a form reasonably satisfactory to Vertex;

                  (e) a statement prepared in accordance with Section 1445 of the Code and Treasury Regulations thereunder certifying that DCS is not, and was not at any time after January 1, 1993, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code;

                  (f) all Certificates representing the Shares; and

                  (g) the estimated financial statements and certificate required by Section 2.2.

         8.2 Deliveries by Vertex. Vertex shall deliver to the Stockholders, or any other appropriate Persons:

                  (a) the Ancillary Agreements to which Vertex is a party, duly executed by it;

                  (b) any Consents required to be obtained by Vertex;

                  (c) the Vertex Closing Certificate;

                  (d) an opinion of McCarter & English, LLP, special counsel to Vertex, dated as of the Closing Date, in a form reasonably satisfactory to DCS (which opinion may rely, as to certain matters, upon the opinion of Jeffrey Marks, Esq., general counsel to Vertex);

                  (e) the Aggregate Purchase Price, payable as set forth in
Section 2.1(c) hereof.

                                    ARTICLE 9

                                 INDEMNIFICATION

         9.1 Survival of Representations, Etc. All statements contained in this Agreement, any schedule or in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby, including, without limitation, the Ancillary Agreements, shall be deemed to be representations and warranties by such party hereunder. The representations and warranties contained herein shall survive the Closing Date for a period of fifteen (15) months, and claims based upon or arising out of such representations and warranties, as well as any claims based upon or arising out of any covenants and agreements herein or made hereunder, may be asserted at any time after the Closing Date within such period, with the exception of claims based upon or arising out of Section 3.23, and claims alleging fraud, which shall survive the Closing or, in the case of claims of fraud, be asserted and subject to indemnification hereunder, until the expiration of the applicable statute or statutes of limitation (including any extensions thereof). No investigation made by any of the parties hereto (whether prior to, on or after the Closing Date) shall in any way limit the representations and warranties of the parties. On the Closing Date all representations and warranties contained in this Agreement and made by DCS and the Stockholders shall expire as to DCS and thereafter will be deemed to have been made exclusively by the Stockholders.

         9.2      Indemnification.

                  (a) General.

                           (i) Subsequent to the Closing, the Stockholders
shall, jointly and severally, indemnify Vertex, its Affiliates, and each of their respective officers, directors, employees, stockholders and agents ("Vertex Indemnified Parties") against, and hold each of the Vertex Indemnified Parties harmless from any damage, claim, loss, cost, liability or expense, including without limitation, interest, penalties, reasonable attorneys' fees and expenses of investigation, diminution of value, response action, removal action or remedial action (collectively "Damages") incurred by any such Vertex Indemnified Party, that arise out of, in connection with, or related to, the breach of any warranty, representation, covenant or agreement of DCS or any Stockholder other than any warranty or representation contained in Article 3A of this Agreement .

                           (ii) Subsequent to the Closing, each Stockholder
shall, severally and not jointly, indemnify the Vertex Indemnified Parties against, and hold each of the Vertex Indemnified Parties harmless from, any Damages incurred by such Vertex Indemnified Party, that arise out of, in connection with, or related to, the breach of any warranty or representation of such Stockholder contained in Article 3A of this Agreement.

                           (iii) Subsequent to the Closing, Vertex shall
indemnify the Stockholders, their Affiliates, and each of their respective partners, officers, directors, employees, stockholders and agents, as the case may be ("Stockholder Indemnified Parties"), against, and hold each of the Stockholder Indemnified Parties harmless from, any Damages incurred by such Stockholder Indemnified Party, that are incident to, arise out of, in connection with, or related to, whether directly or indirectly, the breach of any warranty, representation, covenant or agreement of Vertex contained in this Agreement, any schedule or in any certificate or instrument of conveyance delivered by or on behalf of Vertex pursuant to this Agreement or in connection with the transactions contemplated hereby.

                           (iv) Notwithstanding the foregoing, the liability of
the Stockholders as indemnifying parties (the "DCS Indemnifying Parties") for all claims hereunder, other than claims based upon or arising out of Section
3.23 or allegations of fraud, shall be subject to the following limitations: (A) the DCS Indemnifying Parties shall have no liability for such claims until the aggregate amount of the Damages incurred shall exceed $250,000, in which case the DCS Indemnifying Parties shall be liable only for the portion of the Damages exceeding

$250,000; and (B) the DCS Indemnifying Parties' aggregate liability for all such claims shall not exceed $3,000,000.

         The term "Damages" as used in this Section 9.2 is not limited to matters asserted by third parties against Stockholder Indemnified Parties or Vertex Indemnified Parties, but includes Damages incurred or sustained by such persons in the absence of third party claims.

                  (b)      Procedure for Claims.

                           (i) If a claim for Damages (a "Claim") is to be made
by a person entitled to indemnification hereunder, the person claiming such indemnification (the "Indemnified Party"), subject to clause (ii) below, shall give written notice (a "Claim Notice") to the indemnifying person (the "Indemnifying Party"), as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.2. The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except and only to the extent that the Indemnifying Party demonstrates actual material damage caused by such failure. In the case of a Claim involving the assertion of a claim by a third party (whether pursuant to a lawsuit or other legal action or otherwise, a "Third-Party Claim"), if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated to indemnify the Indemnified Party under the terms of its indemnity hereunder in connection with such Third-Party Claim, then (A) the Indemnifying Party shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense, (1) to take control of the defense and investigation of such Third-Party Claim and (2) to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, and (B) the Indemnifying Party shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. In the event the Indemnifying Party elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this
Section 9.2(b), the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim; provided that, if the named persons to a lawsuit or other legal action include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall be entitled, at the Indemnifying Party's cost, risk and expense, to separate counsel of its own choosing. If the Indemnifying Party fails to assume the defense of such Third-Party Claim in accordance with this Section 9.2 within 10 calendar days after receipt of the Claim Notice, the Indemnified Party against which such Third-Party Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party's cost, risk and expense, the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the Indemnifying Party; provided that such Third-Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnifying Party assumes the defense of the claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of the claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 9.2 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Party from and against any and all Damages by reason of such settlement or judgment.

                           (ii) Notwithstanding clause (i) above, in the event
that any Indemnified Party is a Stockholder Indemnified Party, any Claim Notice, election or other notification or correspondence required pursuant to such clause (i) shall only be valid if it is delivered by the Stockholders to Vertex or DCS.

         9.3 No Right of Contribution. After the Closing, no Stockholder shall have any right of contribution against the Surviving Corporation for any breach of any representation, warranty, covenant or agreement of DCS. The Stockholders and Vertex shall be entitled to specific performance and injunctive relief, without posting bond or other security, for the purpose of asserting their respective rights under this Article 9. The remedies described in this Article 9 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties may elect to pursue.

         9.4 Indemnification Escrow. If the Indemnification Escrow Agreement is in effect at the time an assertion of indemnification is made by a Vertex Indemnified Party, the obligations of the Stockholders hereunder with respect to the Damages may, at the option of the Vertex Indemnified Party, be satisfied either by the distribution to the Vertex Indemnified Party of the Indemnification Escrow Amount (or such part thereof as shall satisfy such obligations) held pursuant to the Indemnification Escrow Agreement or by the Stockholders directly in cash.


                                   ARTICLE 10

                                  MISCELLANEOUS

         10.1     Termination.

                  (a) This Agreement may be terminated at any time prior to
Closing:

                           (i) By mutual written consent of Vertex and DCS;

                           (ii) By Vertex or DCS if the Closing shall not have
occurred on or before April 30, 2000, other than due to a breach of this Agreement by the party seeking to terminate;

                           (iii) By Vertex if there is a material breach of any
representation or warranty set forth in Article 3 or 3A or any covenant or agreement to be complied with or performed by DCS or any Stockholder pursuant to the terms of this Agreement; or

                           (iv) By DCS if there is a material breach of any
representation or warranty set forth in Article 4 hereof or of any covenant or agreement to be complied with or performed by Vertex pursuant to the terms of this Agreement;

                  (b) In the event of termination of this Agreement, no party hereto shall have any liability to any other party to this Agreement, except for any willful breach of, or knowing misrepresentation made in, this Agreement occurring prior to the proper termination of this Agreement.

         10.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by DCS or any Stockholder without the prior written consent of Vertex, or by Vertex without the prior written consent of DCS or the Stockholders.

         10.3 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, telegraphed, telexed, sent by facsimile transmission, sent via overnight delivery service or mailed by registered or certified mail (such notice to be effective upon receipt), as follows:

         If to a Stockholder, to the address of such Stockholder as set forth on Annex 1 hereto.

         If prior to the Closing, to DCS:

         Data Control Systems, Inc.
         3619 Kennedy Road
         South Plainfield, New Jersey  07080
         Attention:  Paul Buccola

         With a copy to:

         Greenberg Traurig
         1750 Tysons Boulevard, 12th Floor
         Tysons Corner, Virginia  22102
         Attention:  Lee R. Marks, Esq.

         If to Vertex or, if after the Closing, to DCS:

         Vertex Interactive, Inc.
         23 Carol Street
         Clifton, New Jersey  07014
         Attention: Nicholas R. Toms

         With a copy to:

         McCarter & English, L.L.P.
         Four Gateway Center
         100 Mulberry Street

         Newark, New Jersey  07101-0652
         Attention:  David F. Broderick, Esq.

         or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

         10.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New Jersey.

         10.5 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.6 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, and the Ancillary Agreements, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         10.7 Counterparts. This Agreement and all Ancillary Agreements may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         10.9. Publicity. Except as otherwise required by law, neither party shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior approval of the other parties, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the date hereof and after the Closing Date. Notwithstanding the foregoing, Vertex shall be permitted to make any public statement without obtaining the consent of any other party hereto if (i) the disclosure is required by law and (ii) Vertex has first used its reasonable efforts to consult with (but not to obtain the consent of) the other parties about the form and substance of such disclosure.

         10.10. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, except as specifically set forth in Article 9 hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.


                                       VERTEX INTERACTIVE, INC.:


                                       By: /s/      Ronald C. Byer
                                          -----------------------------------
                                          Name:  Ronald C. Byer
                                          Title:  President


                                       DATA CONTROL SYSTEMS, INC.:


                                       By: /s/      Paul Buccola
                                          ---------------------------------
                                          Name:  Paul Buccola
                                          Title:  President


                                       STOCKHOLDERS:


                                        /s/      Paul Buccola
                                       ---------------------------------
                                       Paul Buccola


                                       /s/      Seymour Klausner
                                       ---------------------------------
                                       Seymour Klausner


                                       /s/      Timothy Callahan
                                       ---------------------------------
                                       Timothy Callahan


                                       /s/      Alvin Levenberg
                                       ---------------------------------
                                       Alvin Levenberg

ANNEX 1

                               STOCKHOLDERS OF DCS



Name                                                 No. of Shares

Paul Buccola                                         50

Seymour Klausner                                     50

Timothy Callahan                                     50

Alvin Levenberg                                      50
